EXHIBIT 99.2
[Customer Letter / Place on Unit Letterhead]
Dear [Insert Name/Valued Customer],
As a valued customer of InfraSource, I am very pleased to tell you that we have entered into an agreement to merge with Quanta Services. This is very exciting news for our company and I believe the combination will allow us to better serve you.
Combining our resources with Quanta will create a company with a larger, more flexible workforce, advanced equipment, innovative technologies and proprietary methodologies. InfraSource and Quanta will have a comprehensive portfolio of service offerings, including design, engineering, transmission and distribution installation and maintenance, substation and industrial services, natural gas distribution, and telecommunications installation and maintenance.
I want to assure you that this transaction will not compromise the high quality service and commitment to safety that you have come to expect from partnering with InfraSource — we believe it will only enhance them. Our increased size, flexibility and capabilities will allow us to better meet your evolving infrastructure needs and respond quickly and effectively in emergency situations.
Please keep in mind that this announcement is the first step in a long process, and until the merger closes we will continue to operate as completely separate companies. Before our companies can combine, certain conditions, such as stockholder and regulatory approvals, must be met. As we say in the attached press release, we do not expect the transaction to close until the third quarter of this year. It is our goal to make this transition period seamless for you and all of our customers. Should you have any questions during the process, please contact [name].
All of us at InfraSource appreciate your continued support and, as always, we look forward to maintaining our partnership with you well into the future.
Sincerely,

[Name]
[Title]